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                                                                    Exhibit 10.2

                         EXECUTIVE EMPLOYMENT AGREEMENT

      This Executive Employment Agreement ("Agreement"), effective as of February 25, 2000, by and between Lloyd J. Kagin (the "Executive") and HeavenlyDoor.com, Inc., a Delaware corporation ("HVDC").

      HVDC desires to employ the Executive as President and Chief Executive Officer of HVDC for the period and upon the terms and conditions hereinafter set forth.

      Executive desires to serve in such capacities for such period and upon such terms.

      Accordingly, the parties hereto agree as follows:

                       SECTION 1. EMPLOYMENT OF EXECUTIVE

      1.1 Employment. Subject to the terms and conditions of this Agreement, HVDC agrees to employ Executive as President and Chief Executive Officer of HVDC on a full time basis for a period of four years and one month, subject to termination pursuant to Section 4. Executive shall report directly to the Board of Directors of HVDC and have general supervision, direction and control of the business and management of HVDC, subject to the control of the Board of Directors. Executive shall perform such specific duties as are commensurate with such positions, and as may reasonably be assigned to the Executive from time to time by the Board of Directors of HVDC, for the period commencing on the date hereof and continuing until terminated as provided in Section 4.1 hereof. Executive hereby accepts such employment on a full time basis for a four year and one month period, subject to termination pursuant to Section 4. HVDC shall maintain a suitable executive office located in New York, New York or such other location mutually acceptable to HVDC and Executive and such shall be Executive's place of employment. Executive shall not accept any consulting engagements or Board memberships without the consent of HVDC, not to be unreasonably withheld.

                            SECTION 2. COMPENSATION

      For all services to be rendered by Executive to HVDC during the term of this Agreement, HVDC shall pay to, and provide the Executive with, the following compensation and benefits:

      2.1 Base Salary and Bonus. For the period from the date hereof until the first anniversary of the date hereof, HVDC shall pay to Executive (i) a base salary of not less than $250,000 per annum, payable in substantially equal installments in accordance with HVDC practice as in effect from time to time, and (ii) incentive and compensatory bonuses in an amount up to $100,000 per annum, based on the achievement of milestones to be agreed upon by HVDC and the Executive, as may be awarded by HVDC's Compensation Committee, but not less than $25,000 per annum. Commencing with the first anniversary of this Agreement and continuing during the term, HVDC will review Executive's base salary and bonus annually and may make adjustments to such base salary and determine such bonus based upon, among other factors: (a)

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Executive's performance, (b) HVDC's performance, (c) changes in costs of living,
(d) changes in Executive's responsibilities, and (e) the benefit to HVDC of Executive's efforts on its behalf; provided that during the term of this Agreement Executive's base annual salary shall not be less than $250,000 per annum, his maximum annual bonus opportunity shall not be less than $100,000 and his minimum bonus shall not be less than $25,000.

      2.2 Start Bonus. HVDC shall pay to the Executive a one-time start bonus of $75,000 on the date the Executive commences full time employment.

      2.3 Participation in Benefit Plans. Executive shall be entitled to participate in all employee benefit plans or programs of HVDC. For the purpose of determining Executive's eligibility for such plans and programs, Executive's tenure shall be calculated from the date hereof. In addition to the stock options granted pursuant to Section 2.4 hereof, HVDC may, from time to time, grant Executive stock options under HVDC's stock option plans. HVDC does not guarantee the adoption or continuance of any particular employee benefit or stock plan or other program during the term of this Agreement, and Executive's participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto. Executive shall be entitled to not less than four weeks paid vacation each year in accordance with applicable HVDC policy. Health and dental plans shall cover Executive and his dependents as they do for other senior level HVDC executives; provided that until HVDC obtains health insurance covering employees located in New York, HVDC will pay the Executive's COBRA payments with respect to continuing health insurance coverage under Executive's former employer's policy. Such health and dental plans comply with ERISA and COBRA to the extent applicable. Under current health insurance policies, such COBRA rights will commence on termination of the period over which severance payments are made under Section 4.2. HVDC shall provide long term disability insurance covering the Executive in the maximum insurable amount under the Company's disability insurance plan and based on Executive's compensation from HVDC and life insurance coverage payable to the Executive's named beneficiaries of not less than five hundred thousand dollars, provided insurance can be obtained at reasonable commercial rates. Executive agrees to submit to appropriate and reasonable medical examinations.

      2.4 Initial Option Grant. Executive will receive the following stock options, each at an exercise price equal to the closing price for the Company's Common Stock as reported by the Nasdaq SmallCap Market on the date hereof:

            (a) options to purchase an aggregate of 60,000 shares of HVDC's Common Stock, vesting as to 3,750 shares on the first day of the fourth month following the date hereof and every three months thereafter;

            (b) options to purchase an aggregate of 1,140,000 shares of HVDC's Common Stock, vesting as to 71,250 shares on each of the first day of the fourth month following the date hereof and every three months thereafter,

            (c) options to purchase an aggregate of 1,200,000 shares of HVDC's Common Stock, vesting as to all 1,200,000 shares on the fourth anniversary of the date of grant,


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provided, however, that such 1,200,000 shares shall become fully vested and immediately exercisable upon the satisfaction of the terms and conditions set forth in Exhibit A below.

      2.5 Expenses. HVDC shall promptly reimburse Executive for all ordinary and necessary business expenses incurred in the performance of Executive's duties under this Agreement, provided that Executive accounts properly for such expenses to HVDC in accordance with the general corporate policies of HVDC and in accordance with the requirements of the Internal Revenue Service regulations relating to substantiation of expenses.

                     SECTION 3. CONFIDENTIAL INFORMATION AND
                           NON-COMPETITION AGREEMENTS

      As a condition to HVDC's obligations hereunder, the Executive will execute a confidentiality agreement pertaining to the intellectual property and confidential information of HVDC and HVDC's standard form of a non-competition agreement for executive officers and key employees.

      The obligations of Executive under this section and the agreements referenced in the preceding paragraph shall survive termination of this Agreement for any reason.

                  SECTION 4. TERMINATION AND SEVERANCE PAYMENT

      4.1 Termination. The employment of the Executive by HVDC may be terminated as follows:

            (a) Executive's employment hereunder shall terminate upon Executive's death or inability, by reason of physical or mental impairment, to perform substantially all of Executive's duties as contemplated herein for a continuous period of 180 days or more;

            (b) Executive's employment hereunder may be terminated by HVDC or Executive without Cause (as hereinafter defined in subparagraph c below);

            (c) Executive's employment hereunder may be terminated by HVDC for Cause. As used herein, "cause" means the failure of Executive to substantially perform his duties in accordance with this Agreement (other than any such failure resulting from incapacity due to physical or mental illness) in a way that materially and adversely affects the Company, after a written demand for substantial performance is delivered to Executive by the Board of Directors of HVDC which specifically identifies the manner in which the Board of Directors believes that Executive has not substantially performed such duties and Executive has had a reasonable opportunity to remedy the same; and

            (d) Executive's employment hereunder may be terminated by Executive for good reason, as defined below. For purposes of this Agreement, "good reason" shall mean (i) a material breach of this Agreement by HVDC, including, the assignment to the Executive of any duties inconsistent in any material respect with the Executive's position (including titles and reporting requirements), authority, duties or responsibilities as contemplated by the job description of the Executive's position, or any other action by HVDC or its successor, which results in a material diminution in such position, authority, duties or responsibilities, excluding


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for this purpose an isolated, insubstantial and inadvertent action not taken in bad-faith and which is remedied by HVDC promptly after receipt of notice thereof given by the Executive; (ii) any failure by HVDC to comply with the provisions of Section 2 of this Agreement; (iii) HVDC requires Executive to be based at any office .or location other than as provided for in Section 1 herein; (iv) any failure by HVDC to comply with and satisfy its obligations under Section 5.3(b) herein; or (v) any "change in control" (as hereinafter defined) of HVDC, provided Executive terminates employment within the period of 60 days following the change in control.

            The term "change in control" shall mean:

                  (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either (i) the then outstanding shares of the Common Stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a change in control of the Company;
(A) any acquisition directly from the Company; (B) any acquisition by the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (D) any acquisition by any corporation pursuant to a transaction described in clause (A), (B) or (C) of subsection (iii) below of this Section; or

                  (ii) Individuals who, as of the date hereof, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors; or

                  (iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding company Voting Securities, immediately prior to such Business Combination beneficially own, directly or indirectly, more than 70% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to


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such Business Combination of the Outstanding Company Common Stock and
Outstanding company Voting Securities, as the case may be, (B) no person (excluding any employee benefit plan (or related trust) of the company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the Board of Directors of the corporation resulting form such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors of the company, providing for such the Board of Directors ; or

                  (iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

            (e) Any termination by HVDC for Cause, or by the Employee for good reason, shall be communicated by a written notice (the "Termination Notice") to the other party given in accordance with Section 5.5 of this Agreement, which notice shall (i) indicate the specific termination provision of this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated and (iii) if the "date of termination" (as defined below) is other than the date of receipt of such notice, specify the termination date (which date shall be not more than thirty
(30) days after the giving of such notice). The failure of Executive or HVDC to set forth in the Termination Notice any factor or circumstance which contributes to a showing of good reason or cause shall not waive any right of Executive or HVDC, respectively, hereunder or preclude Executive or HVDC, respectively, from asserting such fact or circumstance in enforcing the Executive's or HVDC's rights hereunder.

            (f) The term "date of termination" shall mean (i) if Executive's employment is terminated by HVDC for Cause, or by the Employee for good reason, the date of receipt of the Termination Notice or any later date specified therein, as the case may be, (ii) if Executive's employment is terminated by the HVDC other than for Cause or the Employee's disability, the date of termination shall be the date on which HVDC notifies Executive of such termination; (iii) if Executive is terminated by reason of death or disability, the date of termination shall be the date of death of Executive or the date which is 180 days following the onset of physical or mental impairment under Section 4.1 above.

      4.2 Severance Payment; Benefits.

            (a) Termination Events Resulting in Severance Payments. In the event of the termination of the Executive's employment:

                  (i) by HVDC under Section 4.1(b), or

                  (ii) by Executive under Section 4.1(d),


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then HVDC shall make severance payment(s) to Executive in a lump sum equal to
(A) Executive's cash compensation from HVDC for the twelve month period preceding the termination date, consisting of the base salary paid during such period, plus (B) the amount of cash bonus paid during such period (the "Base Salary Payment"). No severance shall be payable in the event that Executive's employment is terminated by HVDC pursuant to Section 4.1(a) or (c), or by Executive pursuant to Section 4.1(b). Upon termination of Executive's employment for any reason, Executive shall have no obligation of mitigation.

            (b) Benefits. Executive's coverage under HVDC's life, health and dental insurance plans will remain in effect and Executive will be entitled to continue to participate in HVDC's retirement plans, all at HVDC's expense, during the period following termination that has the duration of the time period used to determine the Base Salary Payment, unless Executive notifies HVDC in writing that such coverage is no longer necessary. If, because of limitations required by third parties or imposed by law, Executive cannot be provided such benefits through HVDC's plans, then HVDC will provide Executive with substantially equivalent benefits on an aggregate basis, at its expense.

            (c) Accelerated Vesting of Options. If this Agreement is terminated by Executive pursuant to Section 4.1(d) or if HVDC terminates the Executive pursuant to Section 4.1(b), any options then held by Executive to purchase shares of the Common Stock of HVDC, which options are then subject to vesting, shall, notwithstanding any contrary provision in this Agreement or any plan pursuant to which such options had been granted, be fully vested and exercisable on the date immediately preceding the effective date of such termination for the shorter of five years or the duration of the term of such options as if such termination of employment had not occurred. Notwithstanding the foregoing, the non-statutory options to purchase 1,200,000 shares of HVDC's Common Stock granted pursuant to Section 2.4(d) above will become fully vested and exercisable on the date immediately preceding the effective date of such termination only in the event that the market capitalization of HVDC (calculated as the product of (i) the fully-diluted number of shares of HVDC stock outstanding (including all options, warrants and convertible securities of any nature whether or not currently exercisable or convertible) and (ii) the average Fair Market Value (as defined below) of HVDC's Common Stock as of the date of termination is greater than $207,000,000. As used herein, "Fair Market Value" means, when used in connection with the Common Stock of HVDC (i) if the Common Stock is then listed on a national securities exchange, the average closing sales price of the Common Stock for the thirty (30) trading days preceding the date of determination; (ii) if the Common Stock is quoted in the automated quotation system of a registered securities association, the average reported high and low bid quotation for such thirty (30) day period, and (iii) if the Common Stock is not so listed or quoted, such price as shall be determined by a nationally recognized securities firm mutually acceptable to HVDC and Executive without any discount for the lack of marketability or the minority interest of the shares to be purchased or issuable upon the exercise, conversion or exchange of the options, warrants, rights or convertible securities to be purchased. No vesting of options shall be accelerated in the event that Executive's employment is terminated by HVDC pursuant to Section 4.1(a) or (c), or by Executive pursuant to Section 4.1(b).

            (d) No Mitigation Obligation. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to


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Executive under any provision of this Agreement, and such amounts shall not be reduced whether or note Executive obtains other employment.

                            SECTION 5. MISCELLANEOUS

      5.1 Board Membership. Not later than the next regularly scheduled meeting of the Board of Directors of HVDC, the Board of Directors of HVDC shall either
(a) vote to enlarge the number of directors on the Board to ten and vote to have the Executive fill the vacancy created thereby or (b) vote to accept the resignation of a current HVDC Board member and vote to have the Executive fill the vacancy created thereby. Upon termination of Executive's employment for any reason, Executive will promptly submit his resignation from the Board of Directors.

      5.2 Indemnification. HVDC shall, to the maximum extent permitted by applicable law, indemnify, defend and hold harmless Executive from, against and in respect of any and all payments, damages, claims, demands, losses, expenses, costs, obligations and liabilities (including, but not limited to, reasonable attorney's fees and costs and the costs of investigation and preparation) which, directly or indirectly, arise or result from or are related to the fact that Executive is or was an employee, officer director or agent of HVDC. The terms of this provision shall survive termination of this Agreement without regard to the reason or basis for such termination.

      5.3 "Market Stand-off" Agreement. The Executive agrees, if requested by HVDC and an underwriter of Common Stock (or other securities) of HVDC, not to sell or otherwise transfer or dispose of any Common Stock (or other securities) of HVDC held by him during the 12 month period following the effective date of a registration statement filed under the Securities Act of 1933, as amended, or such shorter period permitted by HVDC and the underwriter with respect to any other director, officer or stockholder of HVDC beneficially owning 10% or more of the issued and outstanding common stock of HVDC. Such agreement shall be in writing in a form satisfactory to HVDC and such underwriter. HVDC may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of the 12-month period.

      5.4 Assignment.

            (a) This Agreement may not be assigned, in whole or in part, by any party without the prior written consent of the other party, except that HVDC may, without the consent of Executive, assign its rights and obligations under this Agreement to any corporation, firm or other business entity with or into which HVDC may merge or consolidate, or to which HVDC may sell or transfer all or substantially all of its assets, or of which 50% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, HVDC. After any such assignment by HVDC, HVDC shall be discharged from all further liability hereunder and such assignee shall have all the rights and obligations of HVDC under this Agreement.

            (b) HVDC shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets


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of HVDC to assume expressly and agree to perform this Agreement in the same manner and to the same extent that HVDC would be perform it if no such succession had taken place. As used herein, HVDC shall mean HVDC as hereinbefore defined and any successor to its business or asse6s as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

      5.5 Notices. All notices, requests, demands and other communications to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail, return receipt requested, postage prepaid, to the addresses set forth at the end of this Agreement or such other address as a party shall have designated by notice in writing to the other party, provided that notice of any change in address must actually have been received to be effective hereunder.

      5.6 Integration. This Agreement is the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior written or oral agreement or understanding relating to Executive's employment with or compensation by HVDC. This Agreement may not be amended, supplemented or otherwise modified except by a writing signed by Executive and HVDC.

      5.7 Binding Effect. Subject to Section 5.3, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors, assigns, heirs and personal representatives.

      5.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and shall together constitute one and the same instrument.

      5.9 Severability. If any provision hereof shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision had not been included herein. If any provision hereof shall for any reason be held by a court to be excessively broad as to duration, geographical scope, activity or subject matter, it shall be construed by limiting and reducing it to make it enforceable to the extent compatible with applicable law as then in effect.

      5.10 Attorneys' Fees. In the event any party takes legal action to enforce any of the terms of this Agreement, the unsuccessful party to such action shall pay the successful party's expenses, including reasonable attorneys' fees and expenses, incurred in such action.

      5.11 Costs HVDC shall reimburse Executive promptly upon demand for all reasonable attorney's fees and costs incurred by him in connection with the preparation and negotiation of this Agreement, but not in excess of $2,500.

      5.12 Governing Law. This Agreement shall be governed by the laws of the State of New York, without regard to its conflict of law provisions.


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      IN WITNESS WHEREOF, the undersigned have duly executed and delivered this
Agreement as of the date first written above.

                                        EXECUTIVE


                                        /s/ Lloyd J. Kagin
                                        ---------------------------------------
                                                 Lloyd J. Kagin
                                        Address: 130 Jane Street
                                                 New York, NY  10014


                                        HEAVENLYDOOR.COM, INC.


                                        By: /s/ John F. Dee
                                        ---------------------------------------
                                                 John F. Dee, President
                                        Address: 840 Memorial Drive
                                                 Cambridge, MA  02139


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                                    Exhibit A

The 1,200,000 non-statutory options granted pursuant to Section 2.4(c) hereunder which vest on the 4th anniversary of the date of grant, shall become fully vested and immediately exercisable in the event that during the term of Executive's employment by HVDC, HVDC's market capitalization exceeds $621,000,000. For purposes of this Agreement market capitalization shall mean the product of (i) the fully-diluted number of shares of HVDC stock outstanding (including all options, warrants and convertible securities of any nature whether or not currently exercisable or convertible) and (ii) the Fair Market Value of HVDC's securities (as defined in Section 4.2(c))


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